WORK FOR HIRE AGREEMENT

This Work for Hire Agreement (this "Agreement") is made effective as of this ______________________ day of _____________________, 199_________, by and
between Auto Network Group, Inc., of 8135 East Butherus, Scottsdale, AZ 85260, (hereinafter referred to as "AN", and the party who will be providing the services shall be referred to as "Broker".

1. DESCRIPTION OF SERVICES. Beginning on _________________________, Broker will provide the following services (collectively, the "Services"): Buying ans selling motor vehicles on a wholesale basis.

2. PAYMENT FOR SERVICES. AN will pay compensation to Broker for the Services on a monthly basis, the amount to be determined by the difference of the price paid for the vehicles (including reconditioning and all other related costs) and the price the vehicles sold at, less an agreed upon fee per vehicle.

3. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days written notice to the other party. In the event either party terminates this Agreement, Broker is responsible for selling his inventory with no loss to AN.

4. RELATIONSHIP OF THE PARTIES. It is understood by the parties that Broker is an independent contractor with respect to AN, and not an employee of AN. AN will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Broker. The parties further understand that AN does not provide specific training to Broker and Broker is forbidden from taking instructions from any AN employee. Broker is responsible for his own assistant(s), has the freedom to set his own hours of work, and is responsible for his own business and traveling expenses

5. CONFIDENTIALITY. Broker will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Broker, or divulge, disclose, or communicate in any manner any information that is proprietary to AN. Broker will protect such information and treat it as confidential. This provision shall continue to be effective after the termination of this Agreement. Upon termination of this Agreement, Broker will return to AN all records, notes, documentation and other items that were used, created, or controlled by Broker during the term of this Agreement.

6. INDEMNIFICATION. Broker does hereby agree to indemnify and hold AN harmless from and against any and all losses, claims, damages, liabilities and/or obligations of any kind and description, including any reasonable attorneys fees, incurred by AN in investigating, defending or settling such losses, claims, damages, liabilities and/or obligations arising out of, or related to, the services provided to AN

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by Broker hereunder.

7. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written.

8. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.


Party contracting services:
Auto Network Group, Inc.

By:      _________________________________
         Mike Stuart
         President

Service Provider:
Printed Name:________________________


___________________________________
Signature


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